Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Performant Financial Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-184657) of our report dated March 21, 2013 with respect to the consolidated balance sheets of Performant Financial Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in redeemable preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three year period ended December 31, 2012, which report appears in this Form 10-K.

/s/ KPMG LLP

San Francisco, California

March 21, 2013